       EXHIBIT (12)(a) COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN MILLIONS) (UNAUDITED)

                                              THREE MONTHS ENDED     YEAR ENDED
                                                   MARCH 31          DECEMBER 31
                                              ------------------     -----------
                                               1997        1996           1996
                                               ----        ----           ----
LOSS BEFORE INCOME TAXES AND
  MINORITY INTEREST                         $  (210)    $(1,106)       $(1,298)
LESS: EQUITY IN INCOME OF 50 PERCENT
  OR LESS OWNED AFFILIATES                        1           -              9
ADD: FIXED CHARGES                              124         152            484
                                            -------     -------        -------
EARNINGS AS ADJUSTED                        $   (87)    $  (954)       $  (823)
                                            =======     =======        =======
FIXED CHARGES:
  INTEREST EXPENSE                          $   114     $   146        $   456
  RENTAL EXPENSE                                 10           6             28
                                            -------     -------        -------
TOTAL FIXED CHARGES                         $   124     $   152        $   484
                                            =======     =======        =======
RATIO OF EARNINGS TO FIXED CHARGES               (a)         (a)            (a)
                                            =======     =======        =======


(a) ADDITIONAL INCOME BEFORE INCOME TAXES AND MINORITY INTEREST NECESSARY TO ATTAIN A RATIO OF 1.00X FOR THE THREE MONTHS ENDED MARCH 31, 1997, MARCH 31, 1996, AND THE YEAR ENDED DECEMBER 31, 1996 WOULD BE $211 MILLION, $1,106 MILLION, AND $1,307 MILLION, RESPECTIVELY.


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